Comparison of change in value of $10,000 investment in Dreyfus Growth Opportunity Fund, Inc. and the
Standard & Poor's 500 Composite Stock Price Index

EXHIBIT A:


                 Dreyfus Growth  Standard & Poor's 500
     PERIOD       Opportunity      Composite Stock
                   Fund, Inc.       Price Index *


    2/28/91          10,000            10,000
    2/29/92          12,991            11,595
    2/28/93          12,035            12,829
    2/28/94          13,368            13,896
    2/28/95          13,086            14,917
    2/29/96          16,669            20,088
    2/28/97          20,393            25,341
    2/28/98          23,578            34,207
    2/28/99          26,069            40,967
    2/29/00          30,405            45,772
    2/28/01          24,789            41,914

*Source: Lipper Inc.